UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                  FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                       Commission File Number: 1-8096


                        FAIRFIELD COMMUNITIES, INC.
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           (Exact name of registrant as specified in its charter)


                      8669 Commodity Circle, Suite 200
                           Orlando, Florida 32819
                               (407) 370-5200
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                     (Address, including zip code, and
                      telephone number, including area
                      code, of registrant's principal
                             executive offices)


                  Common Stock, par value $0.01 per share
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          (Title of each class of securities covered by this Form)


                                    None
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                      (Titles of all other classes of
                       securities for which a duty to
                         file reports under section
                          13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)       [X]        Rule 12h-3(b)(1)(i)       [ ]
         Rule 12g-4(a)(1)(ii)      [ ]        Rule 12h-3(b)(1)(ii)      [ ]
         Rule 12g-4(a)(2)(i)       [ ]        Rule 12h-3(b)(2)(i)       [ ]
         Rule 12g-4(a)(2)(ii)      [ ]        Rule 12h-3(b)(2)(ii)      [ ]
                                              Rule 15d-6                [ ]

Approximate number of holders of record as of the
certification or notice date:         1
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         Pursuant to the requirements of the Securities Exchange Act of
1934, Fairfield Communities, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  April 3, 2001                FAIRFIELD COMMUNITIES, INC.


                                    By:  /s/ Eric J. Bock
                                         --------------------------------------
                                         Eric J. Bock
                                         Senior Vice President and Secretary